EXHIBIT 5.1

May 10, 2005

COMSYS IT Partners, Inc.

4400 Post Oak Parkway, Suite 1800

Houston, Texas 77027

Re:	COMSYS IT Partners, Inc.

Registration Statement on Form S-1, as amended (Registration No. 333-123818)

Ladies and Gentlemen:

We have acted as counsel to COMSYS IT Partners, Inc., a Delaware corporation (formerly known as both Venturi Partners, Inc. and Personnel Group of America, Inc.) (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 4,889,109 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and the offering and sale by Wachovia Investors, Inc. (the “Selling Stockholder”) of up to 889,109 shares of Common Stock (the “Selling Stockholder Shares”), in each case to be sold pursuant to the terms of a purchase agreement (the “Purchase Agreement”) to be executed by the Company, the selling stockholders party thereto, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters identified in the Purchase Agreement. The Company Shares and the Selling Stockholder Shares are collectively referred to as the “Shares.”

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

1700 Pacific Avenue / Suite 4100 / Dallas, TX 75201-4675 / 214.969.2800 / fax: 214.969.4343 / www.akingump.com

COMSYS IT Partners, Inc.

May 10, 2005

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) when the Registration Statement relating to the Company Shares has become effective under the Act, the terms of the sale of the Company Shares have been duly established in conformity with the Company’s certificate of incorporation and the Company Shares have been issued, sold and delivered as described in the Registration Statement, the Company Shares will be duly authorized and validly issued and will be fully paid and non-assessable, and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.	This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP